Exhibit 99.1

         Montpelier Re Authorizes $150 Million Share Repurchase Program

     HAMILTON, Bermuda--(BUSINESS WIRE)--May 26, 2004--Montpelier Re Holdings Ltd. (NYSE:MRH) today reported that the Company's board of directors approved the repurchase of up to $150 million of its common shares. The Company expects such repurchases to be effected from time to time depending on market conditions through open market or privately negotiated transactions or otherwise during a period of up to 24 months.
     The Company's Chairman, President and CEO, Anthony Taylor remarked: "We have always said that we will manage our capital and I am pleased to announce this initiative in addition to the significant dividend we began in the 4th quarter of 2003. Following a number of very successful quarters, we have now generated excess capital, over and above the needs of our growing underlying portfolio, and have determined to return up to $150 million to our investors by way of share repurchases."
     Montpelier Re Holdings Ltd., through its operating subsidiary, Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. is rated "A" (Excellent) by A.M. Best Company, "A-" (Strong) by Standard & Poor's and "A3"
(Good) by Moody's Investors Service.

     Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

     This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.
     Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price and whether and to what extent any share repurchases will be consummated; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition in the reinsurance industry and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.
     Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

     CONTACT: Montpelier Re Holdings Ltd., Hamilton
              Media and Investor Relations:
              Keil Gunther, 441-297-9570